Exhibit 21





                           SUBSIDIARIES OF REGISTRANT


Subsidiaries                                         Jurisdiction of
------------
                                                     Incorporation
Audiovox Communications Corp.                        Delaware
Audiovox Electronics Corporation                     Delaware
Quintex Mobile Communications Corp.                  Delaware
American Radio Corp.                                 Georgia
Audiovox Holding Corp.                               New York
Audiovox Communications Canada Co.                   Ontario
Audiovox Venezuela C.A.                              Venezuela
Audiovox German Holdings GmbH                        Germany
Code Systems, Inc.                                   Delaware